UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2021

MVB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

West Virginia	001-38314	20-0034461
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Virginia Avenue, Fairmont, WV 26554-2777

(Address of Principal Executive Offices) (Zip Code)

304-363-4800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $1.00 Par	MVBF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 22, 2021, MVB Bank, Inc. (“MVB Bank”), a wholly-owned subsidiary of MVB Financial Corp. (“MVB Financial”), entered into a Purchase and Assumption Agreement (the “Purchase Agreement”) with Summit Community Bank, Inc. (“Summit”), a subsidiary of Summit Financial Group, Inc. (“Summit Financial”) pursuant to which Summit will purchase certain assets and assume certain liabilities (the “Purchase”) of two MVB Bank branch locations in Cabell County, West Virginia; one MVB Bank branch location in Kanawha County, West Virginia; and one MVB Bank branch location in Putnam County, West Virginia (collectively, the “Branches”).

Pursuant to the terms of the Purchase Agreement, Summit has agreed to assume certain deposit liabilities and to acquire certain loans, as well as cash, real property, personal property and other fixed assets associated with the Branches. The deposit and loan balances are approximately $193 million and $57 million, respectively.

The purchase price for the purchased assets will be computed as the sum of the: (i) average daily closing balance of the deposits for the thirty (30) day period prior to the closing multiplied by 6.00%, (ii) the aggregate amount of cash on hand as of the closing date, (iii) the aggregate net book value of all assets being assumed (excluding cash on hand, real property and accrued interest with respect to the loans to be acquired), (iv) the appraised value of the real property to be acquired, and (v) accrued interest with respect to the loans to be acquired. The purchase price is subject to a customary post-closing adjustment based on the delivery within 30 calendar days following the closing date of a final closing statement setting forth the purchase price and any necessary adjustment payment amount.

The completion of the Purchase is subject to regulatory approval required by the Federal Deposit Insurance Corporation and the West Virginia Division of Financial Institutions, as well as normal customary closing conditions. Subject to the satisfaction of such conditions, MVB Bank and Summit expect to close the Purchase early in the third quarter of 2021.

MVB Bank and Summit have made customary representations, warranties, and covenants in the Purchase Agreement. MVB Bank and Summit have also agreed to indemnify each other (subject to customary limitations) with respect to the Purchase, including for breaches of representations and warranties, breaches of covenants, liabilities not retained or assumed, and conduct of the business of the Branches and operation and use of the purchased assets during certain time periods.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 10.1 hereto, and is incorporated into this Current Report by reference.

Item 8.01	Other Events.

On April 23, 2021, MVB Financial and Summit Financial issued a joint press release announcing entry into the Purchase Agreement. A copy of the Joint Press Release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Purchase and Assumption Agreement, dated April 22, 2021, by and between MVB Bank and Summit.

99.1	Joint Press Release of MVB Financial Corp. and Summit Financial Group, Inc. dated April 23, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 23, 2021	MVB Financial Corp.

	By	/s/ Donald T. Robinson
Donald T. Robinson Executive Vice President and Chief Financial Officer